Exhibit 99.1

Contact: Sheila Davis – PR/IR Mgr. – 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS
FOR FOURTH QUARTER AND FISCAL 2005
—Cash Dividend Announced —

FOREST CITY, IOWA, October 13, 2005 – Winnebago Industries, Inc. (NYSE:WGO), a leading United States motor home manufacturer, today reported net income for the fourth quarter ended August 27, 2005 of $15.4 million, compared to $19.0 million for the fourth quarter of fiscal 2004. On a diluted per share basis, the Company earned 46 cents a share for the fourth quarter of fiscal 2005, compared to 55 cents a share for the fourth quarter last year.

        Revenues for the fourth quarter of fiscal 2005 were $231.5 million, compared to revenues of $283.0 million for the fourth quarter last year.

        Net income for fiscal 2005 was $65.1 million, compared to $70.6 million for fiscal 2004. On a diluted per share basis, the Company earned $1.92 a share, compared to $2.03 a share for fiscal 2004.

        Revenues for fiscal 2005 were $992.0 million, compared to $1.1 billion for the previous fiscal year.

        “Winnebago Industries’ fiscal 2005 results represent the second best year in the Company’s 47-year history,” said Winnebago Industries’ Chairman and CEO Bruce Hertzke. “While revenues and earnings were lower than last year, I am still extremely proud of the performance of the Company.”

        Hertzke continued, “Results for Winnebago Industries’ fourth quarter were negatively impacted by lower sales volume and a shift in product mix to lower priced motor homes, particularly Class C’s, offset in part by lower incentive compensation expenses.”

        The Company’s sales order backlog was 2,059 units at August 27, 2005 compared to the backlog of 2,541 units at August 28, 2004. “We believe the decrease in backlog at fiscal 2005 year end is due to lower consumer confidence levels, driven primarily by the volatility of fuel costs. We anticipate these factors, along with a continued shift in product mix, to continue into fiscal 2006 and as a result, have adjusted factory output to meet the current market environment,” said Hertzke.

        In a meeting held yesterday, Winnebago Industries’ Board of Directors declared a quarterly cash dividend of nine cents a share, payable on January 9, 2006 to shareholders of record as of December 9, 2005.

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Winnebago Industries’ 4th Quarter/Fiscal 2005 Results – Page 2

        During fiscal 2005, Winnebago Industries repurchased 860,321 shares of the Company’s common stock for an aggregate price of approximately $27 million. The Company currently has an open authorization for the purchase of outstanding shares of Winnebago Industries’ common stock for an aggregate price of up to $30 million.

        Winnebago Industries will conduct a conference call in conjunction with this release at 10 a.m. ET today, Thursday, October 13, 2005. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.winnebagoind.com, or from http://www.b2i.us/external.asp?b=1255&id=189&from=wc&L=e or www.vcall.com. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
        Winnebago Industries, Inc. is the leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago and Itasca brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/html/company/investorRelations.html

        This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to reactions to actual or threatened terrorist attacks, a further decline in consumer confidence, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Income
(In thousands, except per share amounts)

	Quarter Ended		Fiscal Year Ended
	8/27/2005	8/28/2004	8/27/2005	8/28/2004
Net revenues	$231,461	$283,002	$991,975	$1,114,154
Cost of goods sold	199,002	241,346	854,997	951,985

Gross profit	32,459	41,656	136,978	162,169

Operating expenses
Selling	6,516	6,986	19,936	20,764
General and administrative	2,895	5,643	18,787	30,607

Total operating expenses	9,411	12,629	38,723	51,371

Operating income	23,048	29,027	98,255	110,798
Financial income	741	484	2,635	1,436

Pre-tax income	23,789	29,511	100,890	112,234
Provision for taxes	8,411	10,521	35,817	41,593

Net income	$15,378	$18,990	$65,073	$70,641

Income per share*
Basic	$0.47	$0.56	$1.95	$2.06

Diluted	$0.46	$0.55	$1.92	$2.03

Number of shares used in
per share calculations*
Basic	32,946	33,670	33,382	34,214

Diluted	33,342	34,244	33,812	34,789

*Adjusted for 2-for-1 stock split on March 5, 2004

Winnebago Industries, Inc.
Unaudited Consolidated Condensed Balance Sheets
(In thousands)

	Aug. 27, 2005	Aug. 28, 2004
ASSETS
Current assets
Cash and cash equivalents	$19,484	$24,445
Short-term investments	93,100	51,100
Receivables	40,910	46,112
Inventories	120,655	130,733
Other	13,943	17,679

Total current assets	288,092	270,069
Property and equipment, net	63,853	63,995
Deferred income taxes	24,997	25,166
Investment in life insurance	22,066	22,863
Other assets	13,952	12,463

Total assets	$412,960	$394,556

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$37,229	$46,659
Income taxes payable	4,458	4,334
Accrued expenses	48,000	54,285

Total current liabilities	89,687	105,278
Post retirement health care and
deferred compensation benefits	87,386	87,403
Stockholders’ equity	235,887	201,875

Total liabilities and stockholders’ equity	$412,960	$394,556

Certain prior period information has been reclassified to conform to the current year presentation.

Winnebago Industries, Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
(Dollars in thousands)

	Fiscal Year Ended
	8/27/2005	8/28/2004
Cash flows from operating activities:
Net income	$65,073	$70,641
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,999	9,628
Tax benefit of stock options	1,177	2,573
Other	1,043	657

Change in assets and liabilities:
Decrease (increase) in receivables and other assets	5,522	(16,764)
Decrease (increase) in inventories	10,078	(16,451)
Decrease (increase) in deferred income taxes	3,424	(7,615)
(Decrease) increase in accounts payable/accrued expenses	(15,715)	6,195
Increase in income taxes payable	124	5,759
(Decrease) increase in postretirement benefits	(1,081)	12,061

Net cash provided by operating activities	79,644	66,684

Cash flows (used in) provided by investing activities:
Purchases of property and equipment	(10,091)	(10,588)
Purchases of short-term investments	(255,023)	(145,382)
Proceeds from the sale of short-term investments	213,023	184,391
Other	(276)	(318)

Net cash (used in) provided by investing activities	(52,367)	28,103

Cash flows used in financing activities and capital transactions:
Payments for purchase of common stock	(26,796)	(77,668)
Payment of cash dividends	(9,985)	(6,899)
Proceeds from issuance of common and treasury stock	4,543	4,953

Net cash used in financing activities and capital transactions	(32,238)	(79,614)

Net (decrease) increase in cash and cash equivalents	(4,961)	15,173

Cash and cash equivalents-beginning of period	24,445	9,272

Cash and cash equivalents-end of period	$19,484	$24,445

Certain prior period information has been reclassified to conform to the current year presentation.

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries

	Quarter Ended		Fiscal Year Ended
	8/27/2005	8/28/2004	8/27/2005	8/28/2004
Unit deliveries
Class A gas	1,026	1,289	4,527	5,277
Class A diesel	440	686	2,147	2,831
Class C	1,085	1,113	3,963	4,408

Total deliveries	2,551	3,088	10,637	12,516

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory
(Units)

	As of
	8/27/2005	8/28/2004
Sales order backlog
Class A gas	637	1,187
Class A diesel	336	614
Class C	1,086	740

Total backlog*	2,059	2,541
Total approximate revenue dollars (in thousands)	$170,000	$220,000

Dealer inventory	4,794	4,978

* The Company includes in its backlog all accepted orders from dealers shippable within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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